EXHIBIT 10.2

RESTRICTED STOCK AWARD AGREEMENT
CITIZENS FINANCIAL SERVICES, INC.
2006 RESTRICTED STOCK PLAN

Citizen Financial Services, Inc. (the “Corporation”) provides this Award Agreement (the “Agreement”) to                (the “Participant”), effective as of             (the “Grant Date”), the date the Compensation/Human Resources Committee of the Board of Directors (the “Committee”) awarded the Participant a Restricted Stock Award pursuant to the Citizens Financial Services, Inc. 2006 Restricted Stock Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement:

1.	Number of Shares Subject
to Your Restricted Stock Award:	shares of the Corporation’s Common Stock (the “Shares”), subject to adjustment as may be necessary pursuant to the terms of the Plan.

2.           Vesting. The restrictions imposed under Section 2 of the attached Terms and Conditions will expire in the following percentages and on the following dates, unless sooner vested according to Section 3 of the attached Terms and Conditions or otherwise in the discretion of the Committee, provided the Participant is then still employed by or in service with the Corporation or any of its affiliates:

Portion of Shares Vested	Number of Shares Vesting	Vesting Date

IN WITNESS WHEREOF, Citizens Financial Services, Inc., acting by and through the Committee, has executed this Agreement.

CITIZENS FINANCIAL SERVICES, INC.

By:
       On behalf of the Committee
Accepted by Participant:

(signature)

___________________________
Date

TERMS AND CONDITIONS

1.
Grant of Shares.  The Grant Date and number of Shares underlying your Restricted Stock Award are stated on page 1 of this Agreement.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms by the Plan.

2.	Restrictions. The unvested shares of Common Stock underlying your Restricted Stock Award (“Restricted Shares”) are subject to the following restrictions until they expire or terminate.

(a)	Restricted Shares are subject to the vesting schedule set forth on page 1 of the Award Agreement.

(b)	Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.

(c)
If your employment or service with the Corporation or any affiliate terminates for any reason other than as set forth in Section 3 below, you will forfeit all rights, title and interest in and to the unvested Restricted Shares as of your termination date.

3.
Expiration and Termination of Restrictions.  Unless the Committee determines otherwise pursuant to Article 6 of the Plan, the restrictions imposed under Section 2 above will expire on the earliest to occur of the following (the period prior to such expiration is referred to below as the “Restricted Period”):

(a)
As to the portion(s) of the Restricted Shares specified on page 1 of this Award Agreement, on the respective date(s) specified on page 1; provided you remain employed by or in service to the Corporation or an affiliate; or

(b)	Termination of your employment or service by reason of death or disability (as defined under the Corporation’s group long-term disability policy, pursuant to Section 6.2 of the Plan);

(c)	Upon a Change in Control; or

(d)	Upon your Retirement.

4.	Delivery of Shares. Once the Restricted Shares vest, the Corporation will distribute the Shares (and accumulated dividends and earnings, if any) in accordance with your instructions.

5.
Voting and Dividend Rights. As beneficial owner of the Restricted Shares, you have full voting and dividend rights with respect to the Restricted Shares during and after the Restricted Period.  If you forfeit your rights under this Agreement in accordance with Section 2, you will no longer have any rights as a shareholder with respect to the Restricted Shares or be entitled to receive dividends on the Restricted Shares.

6.
Changes in Capital Structure. In the event of a corporate event or transaction involving the Corporation (including any stock dividend, stock split, or reverse stock split, your Restricted Stock Awards will automatically be adjusted accordingly.  If there is another type of change in the number or kind of outstanding shares of the Corporation’s common stock, the Board shall have discretion to adjust outstanding Restricted Stock Awards accordingly.    Upon liquidation or dissolution of the Corporation, a merger or consolidation in which the Corporation is not the surviving entity, or a sale or all or substantially all of the Corporation’s assets, each outstanding Restricted Stock Award will terminate, unless the other entity assumes the Restricted Stock Awards or substitutes its own awards in connection with the transaction.

7.
No Right of Continued Employment.  Nothing in this Award Agreement will interfere with or limit in any way the Corporation’s or any affiliate’s right to terminate your employment or service at any time.

8.
Payment of Taxes.  You may elect to be taxed upon your Restricted Stock Award at the time of grant under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the Grant Date.  If you do not make this election, you will be taxed upon vesting of your Restricted Stock Award.  At that time, the Corporation may require you to remit an amount sufficient to satisfy any and all federal, state and local (if any) tax withholding requirements and employment taxes (i.e., FICA and FUTA).  The Committee may also permit you to satisfy your tax withholding obligations by having the Corporation withhold Shares due to you under the Plan with a fair market value sufficient to satisfy the withholding taxes.  Note:  Outside Directors of the Corporation are self-employed and not subject to tax withholding.

9.
Plan Controls. The terms of the Plan are incorporated into and made a part of this Agreement.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control.

10.
Severability. If any provision of this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of the Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision was never included in the Agreement.

11.
Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Corporation must be addressed to:

Citizens Financial Services, Inc.
15 South Main Street
Mansfield, PA  16933
Attn:       Compensation/Human Resource Committee
of the Board of Directors
c/o Human Resources Department

or any other address that the Corporation designates in a written notice to you.  The Corporation will direct notices to you at your address as then currently on file with the Corporation, or at any other address that you provide in a written notice to the Corporation.

12.	Successors. This Award Certificate will be binding upon any successor to the Corporation, in accordance with the terms of this Award Certificate and the Plan